Exhibit 10.6

Execution Copy

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 18, 2022, by and among Independence Contract Drilling, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company set forth on the signature page hereto (such individuals, each a “Stockholder”, and collectively, the “Stockholders”). The Company and the Stockholders are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, as of the date hereof or following the consummation of the transactions contemplated by the Subscription Agreement (as defined below), each of the Stockholders “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by such Stockholder during the period from the date hereof through the earlier of (x) the date on which this Agreement terminates in accordance with Section 6.1 hereof and (y) the date one year following the date hereof (such period, the “Voting Period”), including any and all Common Stock acquired by such Stockholder during the Voting Period, whether pursuant to the exercise, exchange or conversion of, or other transaction involving, any and all warrants, options, rights or other securities (“Common Stock Equivalents”), or dividend, distribution or otherwise, are collectively referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution of this Agreement, (i) the Company and the Noteholders have entered into a Subscription Agreement (as the same may be amended from time to time, the “Subscription Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Company will issue convertible Notes (the “Notes”) pursuant to an Indenture (the “Indenture”) dated the date hereof between the Company and U.S. Bank Trust Company, National Association and (ii) certain fee letters, pursuant to which the Company shall issue to MSD and Glendon an aggregate of 2,268,000 shares of Common Stock as a structuring fee in connection therewith (such transaction, together with the other transactions contemplated by the Subscription Agreement, the “Transactions”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Subscription Agreement and the Transactions, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Subscription Agreement.

Section 1.2 Certain Defined Terms. As used herein:

“Glendon” means Glendon Capital Management L.P. together with the Glendon Subscriber.

“Glendon Subscriber” means, Glendon Opportunities Fund II, L.P.

“Investor Rights Agreements” means, collectively, that certain Investor Rights Agreement dated as of the date hereof, by and between Glendon Capital Management L.P. and the Company and that certain Investor Rights Agreement dated as of the date hereof, by and between MSD Partners, L.P. and the Company.

“MSD” means, MSD Partners, L.P. together with the MSD Subscribers.

“MSD Subscribers” means, collectively MSD PCOF Partners LXXIII, LLC, MSD Private Credit Opportunity (Non-ECI) Fund, LLC, and MSD Credit Opportunity Master Fund, L.P.

“Noteholders” means collectively the Glendon Subscriber and the MSD Subscribers.

ARTICLE II

VOTING AGREEMENT

Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder hereby unconditionally and irrevocably agrees, severally but not jointly, with the Company (but not with any of the other Stockholders) that, during the Voting Period, at each duly called meeting of the stockholders of the Company (and any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company requested by the Company Board or undertaken as contemplated by the Transactions, such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) in favor of an amendment of the Company’s certificate of incorporation to increase the number of authorized shares of Company Common stock from 50,000,000 shares to 250,000,000 shares (the “Charter Amendment Proposal”), (b) in favor of the issuance of the shares of Company Common Stock pursuant to the Indenture (i) a Conversion Rate of 221.72949 shares of the Common Stock per $1,000 principal amount of the Notes, as adjusted pursuant to Section 5.05(e) of the Indenture, (ii) the issuance by the Company of Additional Notes, if and when issued by the Company, (iii) the conversion of all Notes (including PIK Notes) without any limitation of the Pre-Approval Conversion Ratio (as defined in the Indenture) and (iv) the issuance of shares of Common Stock upon conversion of Notes in connection with a Qualified Merger Conversion to the extent the number of Shares issuable upon such conversion would exceed the number of shares of Common Stock issuable at the otherwise then-current Conversion Rate (together, the “Share Issuance”, such proposal, the “Share Issuance Proposal”)), (c) in favor of an additional 4,300,000 shares of common stock to be issued pursuant to an incentive compensation plan (or amendment to the Company’s 2019 Long-Term Incentive Plan) to be approved by the Company’s board of directors together with other customary incentive plan terms subject to approval by the Company’s stockholders (the “Incentive Plan Proposal”), (d) in favor of any proposal to adjourn or postpone such meeting of the stockholders of the Company to a later date if there are not sufficient votes to approve the Charter Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal, (e) against any action, proposal, transaction or agreement that would be reasonably likely to result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of the Company contained in the Subscription Agreement, the Indenture or the Investor Rights Agreements, (f) in favor of the proposals, including Charter Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal, set forth in the Company’s proxy statement to be filed by the Company with the SEC relating to the Transactions (including any proxy supplement thereto, the “Proxy Statement”), and (g) against any proposal in opposition to approval of the Charter Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal or inconsistent with the Subscription Agreement, the Investor Rights Agreements and Indenture in each case, regardless of the terms thereof. Each of the Stockholders agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or in violation of the provisions and agreements contained in this Article II.

Section 2.2 No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative (collectively, “Representatives”) of any Stockholder or by any Stockholder that is a natural person, in each case, in his or her capacity as a director or officer of the Company.

ARTICLE III

COVENANTS

Section 3.1 Generally.

(a) Each of the Stockholders agrees that during the period beginning on the date hereof and ending on the date six (6) months following the date hereof, it shall not, and shall cause its Affiliates not to, without the Company’s prior written consent (which consent may be withheld at the Company’s sole discretion) directly or indirectly, and either voluntarily or involuntarily, (i) offer for sale, sell (including short sales), transfer, tender, pledge, hypothecate, encumber, assign or otherwise dispose of (including by gift or by operation or law or otherwise) (collectively, a “Transfer”), or enter into any contract, option, swap, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) that transfers the Stockholder’s voting rights with respect to, or consent to, a Transfer of, any or all of the Subject Shares or any interest therein; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any Lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Stockholder’s ability to promptly perform any of its obligations under this Agreement; provided that a Stockholder may Transfer Subject Shares to a transferee that signs a joinder to this Agreement.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock or Common Stock Equivalents by reason of any stock dividend or distribution, split, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares or Common Stock Equivalents may be or have been changed or exchanged or which are received in such transaction. Each of the Stockholders agrees, while this Agreement is in effect, to notify the Company promptly in writing (including by e-mail) of the number of any additional shares of Common Stock acquired by such Stockholder, if any, after the date hereof.

(c) Each of the Stockholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Stockholder contained in this Agreement inaccurate in any material respect.

(d)  Each of the Stockholder hereby agrees not to commence or join in, and to take commercially reasonable efforts to opt out of, any class in any class action with respect to any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Subscription Agreement or the Investor Rights Agreements or (ii) alleging a breach of any fiduciary duty of the Company or the Company Board or its members in connection with this Agreement, the Subscription Agreement, Investor Rights Agreements or the transactions contemplated hereby or thereby.

Section 3.2 Standstill Obligations of the Stockholders. Each of the Stockholders covenants and agrees with the Company that:

(a) During the period beginning on the date hereof and ending on the date six (6) months following the date hereof, none of the Stockholders shall, nor shall any Stockholder act in concert with any person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock in connection with any vote or other action with respect to a business combination transaction, other than to recommend that stockholders of the Company vote in favor of approval of the Charter Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal (and any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement).

(b) During the Voting Period, none of the Stockholders shall, nor shall any Stockholder act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

Section 3.3 Stop Transfers. Each of the Stockholders agrees with, and covenants to, the Company that during the period beginning on the date hereof and ending on the date six (6) months following the date hereof, such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares during the term of this Agreement without the prior written consent of the Company and authorizes the Company and its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of the Subject Shares); provided that the Company shall consent to any transfer that complies with Section 3.1.

Section 3.4 Duration. The covenants set forth in this Article III shall terminate if no vote is achieved within a year of the date hereof, or as of such earlier date as specified above.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each of the Stockholders hereby represents and warrants, severally but not jointly, to the Company as follows:

Section 4.1 Binding Agreement. Such Stockholder (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (b) if not a natural person, (i) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder has been duly authorized by all necessary corporate, limited liability, partnership or other action on the part of such Stockholder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.2 [RESERVED].

Section 4.3 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution, delivery or performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is a natural person, no consent of such Stockholder’s spouse is necessary under any “community property” or other laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(b) None of the execution, delivery or performance of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Stockholder, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Subject Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement in any material respect.

Section 4.4 Reliance by the Company. Such Stockholder understands and acknowledges that the Company is entering into the Subscription Agreement and the Indenture, and issuing the Notes, in reliance upon the execution and delivery of this Agreement by the Stockholders.

Section 4.5 No Inconsistent Agreements. Such Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Subject Shares inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to such Stockholder’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its material obligations under this Agreement.

Section 4.6. Stockholder Has Adequate Information. Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by the Subscription Agreement and has independently and without reliance upon the Company and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that the Company has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Stockholders as follows:

Section 5.1 Binding Agreement. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary actions on the part of the Company. This Agreement, assuming due authorization, execution and delivery hereof by the Stockholders, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.2 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Company, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing as would not reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, without any further action by the Parties, and none of the Parties shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) as to each Stockholder, the mutual written consent of the Company and such Stockholder, (b) the date on which requisite stockholder approval has been given to each of the Charter Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal, (c) the date of termination of the Subscription Agreement in accordance with its terms or (d) as to each Stockholder, the date such Stockholder no longer owns any Subject Shares. The termination of this Agreement shall not prevent any Party from seeking any remedies (at law or in equity) against another Party or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement, the Subscription Agreement and the Indenture.

Section 7.2 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby (except as otherwise expressly agreed).

Section 7.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

Section 7.4 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties. The failure of any Party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by a nationally recognized overnight courier, or by email to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	If to the Company:

Independence Contract Drilling, Inc.

20475 State Highway 249, Suite 300

Houston, Texas 77070

Attention: J. Anthony Gallegos, Jr.

Email: agallegos@icdrilling.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana, Suite 5900

Houston, TX 77002

Attention: David C. Buck

Email: dbuck@sidley.com

(b)	If to the Stockholders:

to:

c/o MSD Partners, L.P.

1 Vanderbilt Avenue, 26th Floor

New York, NY 10017

Attn: Marcello Liguori

Email: mliguori@msdpartners.com

and to:

c/o Glendon Capital Management L.P.

Attention: General Counsel

2425 Olympic Blvd., Suite 500E
Santa Monica, CA 90404
Email: hmaghakian@glendoncap.com

with copies (which shall not constitute notice) to:

Milbank LLP

Attention: Casey Fleck

2029 Century Park East, 33rd Floor

Los Angeles, CA 90067-3019

Email: cfleck@milbank.com

William Monroe

c/o Higier Allen & Lautin LLP

Attention: Alexander M. Szeto, Esq.

2711 N. Haskell Avenue | Suite 2400

Dallas, Texas 75204

Email: wm@lunaep.com;

aszeto@higierallen.com

Other Stockholders:

At the Company’s address to the attention of such Stockholder, or the email or physical address on file with the Company for such officer or director of the Company.

Section 7.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.8 Entire Agreement; Assignment. This Agreement (together with the Subscription Agreement, the Investor Rights Agreements and the Indenture, to the extent referred to herein, and the schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party.

Section 7.9 Certificates. Promptly following the date of this Agreement, each Stockholder shall advise the Company’s transfer agent in writing that such Stockholder’s Subject Shares are subject to the restrictions set forth herein and, in connection therewith, provide the Company’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

Section 7.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.11 Interpretation. When reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (without reference to its choice of Law rules).

Section 7.13 Specific Performance; Jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court) or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken), this being in addition to any other remedy to which such Party is entitled at law or in equity. In addition, each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken) and (d) consents to service being made through the notice procedures set forth in Section 7.5. Each of the Stockholders and the Company hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.5 shall be effective service of process for any proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 7.14 Counterparts. This Agreement may be executed in counterparts (including by facsimile, e-mail or pdf or other electronic document transmission), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.15 Separate Agreement; No Partnership, Agency or Joint Venture. This Agreement is intended to reflect the separate, several and not joint, agreement between each Stockholder and the Company and does not reflect any agreement between any Stockholder and any other Stockholder. This Agreement is intended to create a contractual relationship between each of the Stockholders, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties. Without limiting the generality of the foregoing sentence, each of the Stockholders (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law. Each of the Stockholders has acted independently regarding its decision to enter into this Agreement and regarding its investment in the Company.

Section 7.16 Publication. Each Stockholder hereby permits the Company to publish and disclose, including in any document or schedule filed with the SEC and in the press releases announcing the transactions contemplated by the Subscription Agreement, and any other disclosures or filings required by applicable Law (the “Announcement Release”), the Agreement, such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, in each case, to the extent the Company determines that such information is required to be disclosed by applicable Law (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made by the Company).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

INDEPENDENCE CONTRACT DRILLING, INC.

By:	/s/ Philip A. Choyce
Name:	Philip A. Choyce
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Company and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

/s/ William Monroe
William Monroe

[Signature Page to Voting and Support Agreement]

MSD PARTNERS, L.P., on behalf of its affiliated funds

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Managing Director

MSD PCOF PARTNERS LXXIII, LLC

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Managing Director

MSD PRIVATE CREDIT OPPORTUNITY (NON-ECI) FUND, LLC

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Managing Director

MSD CREDIT OPPORTUNITY MASTER FUND, L.P.

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Managing Director

[Signature Page to Voting and Support Agreement]

GLENDON CAPITAL MANAGEMENT L.P

By:	/s/ Haig M. Maghakian
Name: Haig M. Maghakian
Title: Authorized Person

[Signature Page to Voting and Support Agreement]

/s/ J. Anthony Gallegos, Jr.
J. Anthony Gallegos, Jr.

/s/ Matthew D. Fitzgerald
Matthew D. Fitzgerald

/s/ Daniel F. McNease
Daniel F. McNease

/s/ James G. Minmier
James G. Minmier

/s/ Stacy D. Nieuwoudt
Stacy D. Nieuwoudt

/s/ Phillip A. Choyce
Phillip A. Choyce

/s/ Katherine Kokenes
Katherine Kokenes

[Signature Page to Voting and Support Agreement]